EXHIBIT 5.1

[MAPLES GROUP LETTERHEAD]

Theravance Biopharma, Inc.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

March 4, 2021

Theravance Biopharma, Inc.

We have acted as Cayman Islands counsel to Theravance Biopharma, Inc. (the “Company”) in connection with the Company’s registration statement (the “Registration Statement”) on Form S-8, including all amendments or supplements thereto (the “Form S-8”), filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 as amended (the “Act”) covering up to 3,787,819 ordinary shares of a par value of US$0.00001 per share (the “Shares”) to be issued by the Company pursuant to its 2013 Equity Incentive Plan and its 2013 Employee Share Purchase Plan (the “Plans”).

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Certificate of Incorporation dated 29 July 2013 and the amended and restated memorandum and articles of association of the Company adopted on 28 April 2014 (the “Memorandum and Articles”).

1.2	The minutes (the “Minutes”) of the meetings of the board of directors of the Company held on 22 October 2013, 19 March 2014, 23 May 2014, 21 July 2014 and 5 February 2015 (together, the “Meetings”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	The written resolutions of the sole shareholder of the Company dated 28 April 2014 (the “Shareholder Resolutions”).

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director's Certificate”).

1.6	The Registration Statement.

1.7	The Plans.

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Plans have been authorised and duly executed and unconditionally delivered by or on behalf of the Company in accordance with all relevant laws (other than the laws of the Cayman Islands).

2.2	The Plans are legal, valid, binding and enforceable against all relevant parties in accordance with its terms under all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.4	All signatures, initials and seals are genuine.

2.5	No invitation has been or will be made to the public in the Cayman Islands to subscribe for or purchase the Shares.

2.6	The Shares to be issued by the Company pursuant to the Registration Statement will be issued by the Company against payment in full of the consideration and the Shares have been, or will be, duly registered, and will continue to be registered, in the Company's register of members (shareholders), as we have not inspected such register.

2.7	The Company has received, or will receive, money or money's worth in consideration for the issue of the Shares, and none of the Shares have, or will be, issued for less than par value.

2.8	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the federal or state laws of the United States of America.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Shares to be offered and issued by the Company pursuant to the provisions of the Plans have been duly authorised for issue, and when issued by the Company pursuant to the provisions of the Plans for the consideration fixed thereto and duly registered in the Company's register of members (shareholders), will be validly issued and (assuming that at least the par value of each Share is received by the Company) will be fully paid and non-assessable.

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands, but if this were to occur in respect of the Company's Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP
Maples and Calder (Cayman) LLP

Theravance Biopharma, Inc.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

March 4, 2021

To:          Maples and Calder (Cayman) LLP

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Theravance Biopharma, Inc. (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1       The Memorandum and Articles remain in full force and effect and are unamended.

2       The Minutes are each true and correct records of the proceedings of the Meetings, which were duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles of Association of the Company in effect at the time of the Meetings. The Shareholder Resolutions and the resolutions set out in the Minutes were duly passed in the manner prescribed in the Memorandum and Articles of Association in effect at the time of the Meetings (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied, superseded or revoked in any respect.

3       The shareholders of the Company (the "Shareholders") have not restricted the powers of the directors of the Company in any way.

4       There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Registration Statement or the Plans.

5       The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) of the Company and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

6       The Company has not entered into any mortgages and charges over its property or assets other than those entered in the register of mortgages and charges.

7       Prior to, at the time of, and immediately following the execution of the transactions the subject of the Registration Statement and the Plans the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions the subject of the Registration Statement and the Plans for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

8       Each director of the Company considers the transactions contemplated by the Registration Statement and the Plans to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

9       To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

10    The Company has received or will receive money or money's worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than par value.

(Signature Page follows)

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Rick E Winningham
Name:	Rick E Winningham
Title:	Director